Exhibit 99.1

BioLargo continuing to improve balance sheet by converting debt to equity

Westminster, CA – July 10, 2018 – BioLargo, Inc. (OTCQB: BLGO), an innovator of sustainable science and technology and full-service environmental engineering company, announced that on July 2, 2018, holders of notes in the aggregate principal amount of $280,000, maturing July 17, 2018, had offered to convert the outstanding principal and interest into BioLargo common stock at $0.25 per share, and the company had accepted the offer and issued the shares. In the same Form 8-K, the company also reported holders of notes maturing September 18, 2018 and October 16, 2018 had converted $25,000 and $98,737, respectively.

In connection with these conversions, the company issued 494,949 shares of its common stock that had been registered on Form S-1, and an additional 1,153,600 shares that were issued without restriction pursuant to Rule 144 at the request of the investors. BioLargo president Dennis P. Calvert commented, “We are pleased that our investors are able to take profits along our journey. Management’s belief in the fundamentals of our business and expanding commercial prospects have never been stronger.”

With these recent conversions, BioLargo has reduced the debt obligations on its balance sheet by over $5.8 million in the last 90 days.

The Company’s intends to file its results of operations for the second quarter on or before the SEC filing deadline of August 14, 2018.

About BioLargo, Inc.

BioLargo, Inc. is an innovative technology incubator and environmental engineering company driven by a mission to “make life better” by delivering robust, sustainable solutions for a broad range of industries and applications, with a focus on clean water, clean air, and advanced wound care. We incubate disruptive technologies by providing the capital, support, and expertise to expedite them from “cradle” to “maturity” (www.biolargo.com). Our engineering division features experienced professional engineers dedicated to integrity, reliability, and environmental stewardship (www.biolargoengineering.com). Our industrial odor control division, Odor-No-More (www.odornomore.com) features CupriDyne Clean Industrial Odor Eliminator (www.cupridyne.com), which eliminates the odor-causing compounds and VOCs rather than masking them, and is now winning over leading companies in the solid waste handling and wastewater industries and other industries that contend with malodors and VOCs. Our subsidiary BioLargo Water (www.biolargowater.ca) develops the Advanced Oxidation System “AOS”, a disruptive industrial water treatment technology designed to eliminate waterborne pathogens and recalcitrant contaminants with better energy-efficiency and lower operational costs than incumbent technologies. Our subsidiary Clyra Medical (www.clyramedical.com) features effective and gentle solutions for chronic infected wounds to promote infection control and regenerative tissue therapy.

BioLargo proudly and regularly publishes information about its employees, products and activities through social media, including:

●	Blogs at http://biolargo.blogspot.com/, http://biolargowater.blogspot.ca/, and http://biolargoengineering.blogspot.com/
●	Facebook pages at:
o	https://www.facebook.com/BioLargo1/
o	https://www.facebook.com/CupridyneClean/

You can follow our twitter feeds here:

●	@BioLargo
●	@BioLargoWater
●	@OdorNoMore
●	@CupriDyneClean